EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-198888, 333-201434, and 333-201436) and on Form S‑8 (Nos. 333-216585, 333-176438, 333-183290, and 333-209614) of American Midstream Partners, LP of our report dated March 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the acquisition of JP Energy Partners, LP which is discussed in Note 2 to the consolidated financial statements and to the third paragraph of Note 24, as to which the date is September 15, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8‑K, dated September 15, 2017.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 15, 2017